Exhibit 99.1
TAUBMAN ASIA ANNOUNCES ADDITIONAL PARTNER AND OWNERSHIP INCREASE IN HANAM UNION SQUARE, SOUTH KOREA

HONG KONG, August 26, 2014-Taubman Asia, a subsidiary of U.S. mall REIT, Taubman Centers, Inc., today announced it has increased its ownership interest in the Hanam Union Square shopping center project. In the new ownership structure, Taubman Asia has partnered with a major institution in Asia to acquire an additional 19 percent stake from Shinsegae Group. This partnership now has a 49 percent ownership interest.

The new institutional partner owns 14.7 percent of the project, bringing Taubman Asia’s effective ownership to 34.3 percent, an increase from Taubman Asia’s previous 30 percent share.

Mr. René Tremblay, Taubman Asia President, said, “We’re delighted with our additional ownership in Hanam Union Square. Through our great partnership with Shinsegae Group, we’re building a landmark project that is on track to transform Hanam City into a premier shopping and entertainment destination.”

“Having an Asia-based institution partnering with us further validates the strength and appeal of Hanam Union Square,” Mr. Tremblay added.

Mr. Peter DeGalan, Chief Investment Officer at Taubman Asia, said, “The increase in investment from Taubman Asia allows us to strengthen and expand our relationship with Shinsegae Group further as we create a first to market, lifestyle shopping destination in South Korea.”

Hanam Union Square shopping center will be in Hanam City, Gyeonggi Province, South Korea. Taubman Asia and Shinsegae Group, Korea’s pre-eminent retail group, are co-developing the site with Taubman Asia bringing its wealth of shopping center experience to the project.

With a gross leasable area of almost 1,700,000 square feet (152,000 square meters), Hanam Union Square will be a unique fashion and lifestyle shopping mall with Shinsegae Department Store as the anchor tenant. Upon completion, the mall will offer four levels of retail, and approximately 6,000 parking spaces. The distinctive mall will be located in Greater Seoul, and will feature a significant number of high-end flagship stores and many international brands. It will also provide customers with various leisure and entertainment facilities such as a hypermarket, cinema, spa, food and beverage. The mall is also expected to contribute to the local economy by creating more than 7,000 jobs.

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Taubman Asia announces increase in ownership of Hanam Union Square/2

Hanam Union Square will be a new mall concept, which will provide shoppers with a holistic shopping experience, by setting a new standard for customers in meeting the wants and needs of a wide range of visitors. It will be among the largest in the country with distinct areas being developed for families, teenagers, and Korea’s most discerning luxury shoppers and is scheduled to open in late 2016.

Located in one of the most scenic areas of Greater Seoul, with tourist attractions nearby, Hanam Union Square will be directly connected to the seven-lane Misari Expressway, which is linked to the Greater Seoul freeway network; and close to the public bus transit terminal.

In addition to Hanam Union Square in Greater Seoul, Taubman Asia’s portfolio also includes managing the operations of IFC Mall in Seoul, which was opened fully leased in August 2012, and two projects in Xi’an and Zhengzhou, China.

CONTACT:

Amanda Cheung +852 2837 4745 amanda.cheung@edelman.com	Gerald Toh +852 2837 4787 gerald.toh@edelman.com

About Taubman
Taubman Centers is an S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of 27 regional, super-regional and outlet shopping centers in the U.S. and Asia. Taubman’s U.S.-owned properties are the most productive in the publicly held U.S. regional mall industry. Taubman is currently developing six properties in the U.S. and Asia totaling 5.6 million square feet. Taubman, with over 60 years of experience in the shopping center industry, is headquartered in Bloomfield Hills, Mich., and Taubman Asia is headquartered in Hong Kong. www.taubman.com.

About Taubman Asia
Taubman Asia is a subsidiary of U.S. Mall operator Taubman Centers - a leader in the shopping center industry. Taubman Asia is the platform for Taubman Centers' expansion into China and South Korea and focuses on owning, managing, and/or leasing high-quality and sustainable retail real estate projects in Asia that leverage Taubman's strong retail planning design and operational capabilities. www.taubmanasia.com.

For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties.  You should review the company's filings with the Securities and Exchange Commission, including “Risk Factors” in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of such risks and uncertainties.

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